Exhibit 23(b)

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 15, 2019, with respect to the consolidated statement of revenues and certain expenses of certain markets of FMG Outdoor Holdings, LLC acquired by Lamar Media Corp. for the year ended December 31, 2017, included in the Registration Statement (Form S-4) and related Prospectus of Lamar Media Corp. for the registration of $250,000,000 of 5.750% Senior Notes due 2026.

/s/ Ernst & Young LLP

Charlotte, North Carolina

March 18, 2019